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                                                                   EXHIBIT 99.1


                   OWENS-ILLINOIS ANNOUNCES AGREEMENT TO SELL
                             HARBOR CAPITAL ADVISORS



      Toledo, Ohio, March 21, 2001 -- Owens-Illinois, Inc., (NYSE: OI) today announced that it has entered into a definitive agreement to sell its Harbor Capital Advisors business to Robeco Groep N.V. Harbor Capital Advisors is the adviser to the Harbor Fund family of mutual funds and the adviser to the pension funds of Owens-Illinois.

      Total consideration for the sale is up to $490 million in cash, subject to certain downward adjustments principally for changes in revenues based on sales or redemptions of shares of the Harbor Fund. The transaction is subject to several conditions, including approval of the independent trustees of Harbor Fund and of the shareholders of each of the 12 mutual funds in the Harbor Fund family of certain agreements to be entered into at the closing, and receipt of a number of permits, licenses and consents, foreign and domestic regulatory approvals and other conditions. The transaction is expected to close in June of 2001. Owens-Illinois plans to use the proceeds to reduce bank debt.

      Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "Harbor Capital Advisors has been an outstanding business since the introduction of the Harbor Fund public mutual fund in 1987. Assets under management have grown rapidly to about $14 billion with 12 funds being offered. To enable Harbor Capital Advisors to realize its potential as it continues to grow, an association with a respected asset management firm such as Robeco is an important step. We will have a significant ongoing relationship with Harbor Capital Advisors and we expect this business to grow and perform very well with Robeco as its new parent."

      Combined proceeds from the Harbor Capital Advisors transaction, sales of other non-core assets, and previously announced settlement agreements with insurance companies are expected to reduce the company's total debt by approximately $700 million in the first half of 2001. The company's total debt at Dec. 31, 2000, was $5.850 billion.

      Mr. Lemieux added, "The sale of the Harbor Capital Advisors business will enable us to maintain our long-standing focus on our core businesses in glass and plastics packaging. At the same time, Robeco's expertise is expected to enable Harbor Capital Advisors to continue to grow and to maintain the high standards of service and performance to which we have grown accustomed."

      Based in the Netherlands, Robeco Groep is one of the world's largest independent asset managers, with approximately $100 billion under management.

      Included in the transaction are the assets of Harbor Capital Advisors, Inc., and its wholly owned subsidiaries -- HCA Securities, Inc., and Harbor Transfer, Inc. Harbor Capital Advisors is the investment adviser to Harbor Fund, a family of actively managed mutual funds. HCA Securities is the distributor and principal underwriter for Harbor Fund. Harbor Transfer is the shareholder servicing agent for Harbor Fund.



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      The management of Harbor Capital Advisors is expected to remain with the company following the closing and will continue to be located in Toledo, Ohio. In addition to maintaining their current responsibilities with respect to the Harbor Fund, they also will continue to have responsibility for advising the pension funds of Owens-Illinois. Harbor Capital Advisors and its subsidiaries have approximately 65 employees in its offices at One SeaGate in downtown Toledo.

      Harbor Capital Advisors, a wholly owned subsidiary of Owens-Illinois, was formed in 1983. Harbor Capital Advisors oversees assets of approximately $17 billion, which includes approximately $14 billion under management in the Harbor Funds. Harbor Fund began offering shares to the public in 1987. It has grown from a single domestic equity fund to a comprehensive family of 12 funds with more than 120,000 accounts. The 12 funds are managed by external subadvisers selected by Harbor Capital Advisors and approved by Harbor Fund's independent trustees.

OWENS-ILLINOIS PROFILE

      Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia, New Zealand, and China, and one of the largest in Europe. O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Australia, Europe, and Asia. Plastics packaging products manufactured by O-I include containers, closures, and prescription containers.

FORWARD LOOKING STATEMENTS

      This news release may contain "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements reflect the Company's best assessment at the time, and thus involve a number of risks and uncertainties. It also is possible the Company's future financial performance may differ from expectations due to a variety of factors such as those described in the Company's September 30, 2000 Form 10-Q filed with the Securities and Exchange Commission. Forward looking statements are not a guarantee of future performance, and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

-0-

CONTACT:  OWENS-ILLINOIS, John Hoff, 419-247-1203

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com; or by fax at Company News on Call, 800-758-5804, Extension 117254. To contact Owens-Illinois investor relations, dial 419-247-2400.]


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